Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Myomo, Inc. on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 27, 2017, with respect to our audits of the financial statements of Myomo, Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 appearing in the prospectus filed by Myomo, Inc. pursuant to Rule 424(b)(4) under the Securities Act on December 1, 2017.

/s/ Marcum LLP

Marcum LLP

New York, New York

December 22, 2017